EXHIBIT 99.39

The premier capital provider to the hospitality industryTM

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST ORIGINATES $11 MILLION
MEZZANINE LOAN ON THE WESTIN WESTMINSTER

Transaction Highlights:
➢ $11 Million Mezzanine Loan Bears Interest at a fixed rate of 14%
➢ Increases Loan Portfolio to $76 Million and 16% of Total Assets

DALLAS — (September 13, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on an $11 million mezzanine loan to Inland Pacific LLC on The Westin Westminster in Westminster, Colorado.

Maturing in September 2011, the loan bears interest at a stated rate of 14%, with the interest rate fixed at 12% in the first two years with a share of available cash flow not to exceed the stated rate of 14%, and fixed at 14% thereafter. Loan payments are interest only throughout the seven-year term. Ashford received an origination fee of 1%. The mezzanine loan may be prepaid at any time in whole or in part subject to a prepayment penalty.

Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “The Westin Westminster is a well-positioned property with a very solid brand and the highest quality rooms in the market. This loan is another great example of our ability to find lending opportunities that combine very attractive yields with strong credit profiles while at the same time keeping our investment at relatively low loan-to-value levels. This transaction also highlights Ashford’s unique ability to be the preferred capital provider to the lodging industry in that we offered four different transaction alternatives to meet Inland Pacific’s needs.”

Financing on The Westin Westminster includes a first mortgage of $30.5 million by CIBC and the $11 million mezzanine loan originated by Ashford. Ashford’s mezzanine loan represents between 57% and 78% of the borrower’s capital structure. The trailing 12-month debt service coverage ratio for the entire loan is 1.30.

The 14-story, 369-room Westin opened in April 2000 and is located halfway between downtown Denver and Boulder on the Boulder turnpike approximately five miles from Interlocken Advanced Technology Business Park, home to Sun Microsystems, Avaya Communications, Level 3 Communications and StorageTek. The hotel is also conveniently located to a number of retail shops, theaters, restaurants, golf courses and the country’s largest ice arena.

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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone:(972) 490-9600

AHT Originates $11 Mezzanine Loan

September 13, 2004

The hotel complex includes a 35,694-square-foot conference center and 4,800-square-foot pavilion that are leased from the City of Westminster along with approximately 30,000 square feet of additional exterior meeting space overlooking a lake and the Rocky Mountains. The Westin Westminster also features a business center, gift shop, one restaurant, indoor swimming pool, exercise facility and high speed internet access in all guestrooms. Starwood Hotels & Resorts manages the property.

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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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